Alma Thomas
(b.1891—d.1978)



Initial Offering Price
$1,221,000

Offering Circular
sec.gov

Price Appreciation of Similar Works
19.9%

Similar Sales | Record Price



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Sharpe Ratio (2019-2022) watch video

Alma Thomas	Not enough data
S&P 500	0.68

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MEMBERS ONLY

The recent promotion of Thomas' contribution to twentieth-century abstraction by leading institutions has led to increased auction sector demand with eight of her top ten auction records achieved since the start of 2020.

INVESTMENT THESIS

Alma Thomas
(b.1891—d.1978)

Why we like this offering

1. The Artwork is a prime, small-scale example of Alma Thomas' vibrant abstract compositions with mosaic-style brushstrokes.
2. Auction records for artworks similar in scale, period, and style are led by Sparkling Dew on Spring Flowers (1968), which sold for $1,375,000 at Weschler's Rockville, Maryland, on December 9, 2022, and Flash of Spring (1968), which sold for $819,000 at Christie's New York on March 5, 2020.
3. Alma Thomas' signature mosaic-style brushstrokes are her most desirable style of painting, making up all five of her top auction records. Alma Thomas frequently drew inspiration from the garden of her home and studio as well as the well-kept public gardens around the city.
4. Red azaleas, a densely flowering bush, are an important and recurring motif in Alma Thomas' oeuvre, and is the also subject of her largest work, Red Azaleas Singing and Dancing Rock and Roll Museum (1976), which is now in the permanent collection of the Smithsonian American Art Museum in Washington, D.C.
5. The Artwork is a horizontal canvas painting of a vibrant red organic form constructed out of a cluster of distinct rectangular brushstrokes. Short, rectangular brushstrokes in paler shades of pink, blue, yellow, and green surround the red, which dominates the center of the composition.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$6,513,641	7	$3,200,000

Turnover by Year



2.8M
2.1M
1.4M
700K
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
2
1.5
1
0.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$1,221,000**
Offering Circular	sec.gov/edgar

Painting





About Alma Thomas

Alma Woodsey Thomas (September 22, 1891 – February 24, 1978) was an African-American artist and teacher who lived and worked in Washington, D.C., and is now recognized as a major American painter of the 20th century. Thomas is best known for the "exuberant", colorful, abstract paintings that she created after her retirement from a 35-year career teaching art at Washington's Shaw Junior High School. Thomas, who is often considered a member of the Washington Color School art movement but alternatively classified by some as an Expressionist, earned her teaching degree from University of the District of Columbia (known as Miner Normal School at the time) — Wikipedia

INVEST NOW

ALMA THOMAS

B. 1891 - D. 1978, UNITED STATES



$1,221,000

INITIAL OFFERING

19.9%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

21.4%

ANNUAL RECORD PRICE APPRECIATION[2]

Acrylic on canvas | 24 × 30 in. (61 × 76 cm.)

Alma Thomas is an internationally renowned artist recognized for her central role in the Washington Color School movement

The Artwork is a prime, small-scale example of Alma Thomas' vibrant abstract compositions with mosaic-style brushstrokes. Alma Thomas' signature mosaic-style brushstrokes are her most desirable style of painting, making up all five of her top auction records. Alma Thomas frequently drew inspiration from the garden of her home and studio as well as the well-kept public gardens around the city. Red azaleas, a densely flowering bush, are an important and recurring motif in Alma Thomas' oeuvre, and is the also subject of her largest work, Red Azaleas Singing and Dancing Rock and Roll Museum (1976), which is now in the permanent collection of the Smithsonian American Art Museum in Washington, D.C. The Artwork is a horizontal canvas painting of a vibrant red organic form constructed out of a cluster of distinct rectangular brushstrokes. Short, rectangular brushstrokes in paler shades of pink, blue, yellow, and green surround the red, which dominates the center of the composition. Auction records for artworks similar in scale, period, and style are led by Sparkling Dew on Spring Flowers (1968), which sold for $1,375,000 at Weschler's Rockville, Maryland, on December 9, 2022, and Flash of Spring (1968), which sold for $819,000 at Christie's New York on March 5, 2020.

Thomas achieved great notoriety during her lifetime; however, her fame has risen exponentially in recent years. In 2015, the Obama administration acquired her painting Resurrection (1966), making her the first African American woman represented in the White House Collection. She has also been the subject of several traveling museum retrospectives, most recently Alma Thomas: Everything is Beautiful, co-organized by the Chrysler Museum of Art in Virginia and the Columbus Museum in Georgia. The Smithsonian American Art Museum in Washington, D.C., features the most works by Thomas than any other public institution, with 26 paintings and three works on paper. Her paintings are also held in the permanent collections of the Metropolitan Museum of Art in New York, the Museum of Modern Art in New York, the Whitney Museum of American Art in New York, the Brooklyn Museum of Art in New York, the National Museum of Women in the Arts in Washington, D.C., the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Baltimore Museum of Art, and the San Francisco Museum of Modern Art, among many other prestigious institutions. The recent promotion of Thomas' completely unique contribution to twentieth-century abstraction by leading institutions has led to increased movement in her secondary market with eight of her top ten auction records achieved since the start of 2020. The artist's auction records are led by her mature style that depicts abstract mosaic brushstroke compositions: A Fantastic Sunset (1970), which sold for $3,922,000 at Christie's New York on May 17, 2023, followed by Snow Reflections (1973), which sold for $3,327,000 at Sotheby's New York on March 9, 2023, and the previous sale of A Fantastic Sunset (1970), which sold for $2,655,000 at Christie's New York on November 13, 2019.

THE ARTIST'S AUCTION RECORDS ARE LED BY HER MATURE STYLE THAT DEPICTS ABSTRACT MOSAIC BRUSHSTROKE COMPOSITIONS: A FANTASTIC SUNSET (1970), WHICH SOLD FOR $3,922,000 AT CHRISTIE'S NEW YORK ON MAY 17, 2023, FOLLOWED BY SNOW REFLECTIONS (1973), WHICH SOLD FOR $3,327,000 AT SOTHEBY'S NEW YORK ON MARCH 9, 2023, AND THE PREVIOUS SALE OF A FANTASTIC SUNSET (1970), WHICH SOLD FOR $2,655,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 13, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$19,550
$37,749
$23,000
$28,680
$144,000
$740,000
$819,000
$2,319,000
$1,375,000
12/14/1996
10/20/2001
12/8/2001
9/23/2003
3/15/2005
5/17/2019
3/5/2020
11/19/2021
12/9/2022
Implied Historical Growth

Alma Thomas (b. 1891, Columbus, GA - d. 1978, Washington, D.C.) is an internationally renowned artist recognized for her central role in the Washington Color School movement. In 1907, Thomas moved to Washington, D.C. with her family to escape racial violence in Georgia and access better opportunities. She went on to become the first student to graduate from the art department with a Bachelor of Fine Arts from Howard University in 1924. Upon her graduation, the artist embarked on a 35-year career as a junior high school teacher for Washington, D.C.'s public school district. While teaching, she continued her education, receiving an M.A. from Teachers College at Columbia University and regularly taking art classes at American University. Although Thomas painted throughout her adult life, it was not until she retired from teaching that she developed her signature mosaic brushstroke style, which she dubbed "Alma Stripes," and began exhibiting her abstract paintings. She drew inspiration from her local environment like the garden at her home and studio on 1530 15th Street, NW, as well as ongoing advancements in science and technology, with a particular interest in space exploration. In 1966, at the age of 75, she exhibited her paintings for the first time in Howard University's gallery. Despite her more gestural approach to brushstrokes, Thomas is often considered a member of the Washington Color School alongside Sam Gilliam, Morris Louis, and Kenneth Noland. In 1972, Thomas became the first Black woman to have a solo exhibition at the Whitney Museum of American Art in New York. Thomas passed away on February 24, 1978.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Alma Thomas with the following criteria: Works on canvas created between 1967 and 1970 that measure over 18 inches by 18 inches, excluding circular and monochrome works. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 19.9% CAGR implied from selected sales occurring from December 14, 1996, to December 9, 2022.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Alma Thomas have a record price compound annual growth rate ("CAGR") of 21.4% from December 14, 1996 to December 31, 2023. This calculation is based on (i) a record price of $17,000 on December 14, 1996, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $3,200,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.